Exhibit (e)(3)
As Amended January 1, 2009
Schedule A to the
Distribution Agreement
FUNDS
Short-Term Income Fund
Intermediate Bond Fund
Bond Fund
Intermediate Tax-Free Bond Fund
Balanced Fund
U.S. Large Cap Equity Fund
U.S. Treasury Fund
Cash Management Fund
Tax-Free Money Market Fund

CAVANAL HILL FUNDS
/s/ James L. Huntzinger
By:	James L. Huntzinger
Title:	President

BOSC, Inc.
/s/ Scott Grauer
By:	Scott Grauer
Title:	President